Exhibit 5.2

22 Grenville Street St Helier Jersey JE4 8PX Channel Islands T +44 1534 676 000 F +44 1534 676 333 mourantozannes.com

Shire plc

22 Grenville Street

St Helier

Jersey JE4 8PX

Channel Islands

23 September 2016

Our ref: 8025695/68421520/7

Dear Ladies and Gentlemen,

Shire plc (the Company)

Form S-3 Registration Statement

Guarantee by the Company of U.S. $3,300,000,000 aggregate principal amount of 1.900% Senior Notes due 2019 (the 2019 Notes), U.S. $3,300,000,000 aggregate principal amount of 2.400% Senior Notes due 2021 (the 2021 Notes), U.S. $2,500,000,000 aggregate principal amount of 2.875% Senior Notes due 2023 (the 2023 Notes) and U.S. $3,000,000,000 aggregate principal amount of 3.200% Senior Notes due 2026 (the 2026 Notes) (together the Securities) issued by Shire Acquisitions Investments Ireland Designated Activity Company (the Issuer)

We have acted as Jersey legal advisers to the Company. We are giving this opinion in connection with (i) the guarantee by the Company of the Securities which are issued by the Issuer pursuant to the Base Indenture and the Supplemental Indenture (each as defined below) and (ii) the registration of the Securities under the U.S. Securities Act of 1933, as amended (the Securities Act).

We understand that the Securities are:

(a)	guaranteed by the Company pursuant to a full and unconditional guarantee (the Guarantee) for the Securities contained in Section 13.01 of the Base Indenture;

(b)	registered under the Securities Act and offered to investors pursuant to the Base Prospectus (as defined below) and the Final Prospectus Supplement (as defined below); and

(c)	represented by one or more global securities in registered form (each, a Global Security) for the Securities issued by the Issuer in the applicable form set out in the Supplemental Indenture.

This opinion, which is addressed to the Company, is to be filed as an exhibit to the Registration Statement (as defined below). We have not been concerned with investigating or verifying the facts set out in the Registration Statement.

1.	Documents and searches

1.1	For the purposes of this opinion, we have examined a copy of each of the following documents:

Mourant Ozannes is a Jersey partnership

A list of the partners is available at mourantozannes.com

(a)	an indenture dated as of 23 September 2016 (the Base Indenture) made between the Issuer as issuer, the Company as guarantor and Deutsche Bank Trust Company Americas as trustee (the Trustee);

(b)	a supplemental indenture dated as of 23 September 2016 to the Base Indenture (the Supplemental Indenture) relating to the Securities made between the Issuer, the Company and the Trustee;

(c)	a registration statement on Form S-3 of the Company and the Issuer dated 2 September 2016 (the Registration Statement) filed with the United States Securities and Exchange Commission (the Commission), which includes a base prospectus dated 2 September 2016 (the Base Prospectus);

(d)	a preliminary prospectus supplement to the Base Prospectus dated 8 September 2016 (the Preliminary Prospectus Supplement) relating to the Securities;

(e)	a final term sheet dated 19 September 2016 (the Final Term Sheet) in respect of the Securities;

(f)	a final prospectus supplement to the Base Prospectus dated 19 September 2016 (the Final Prospectus Supplement) relating to the Securities;

(g)	the certificates of incorporation and the memorandum and articles of association of the Company;

(h)	an extract (the Extract) of the minutes of the meeting of the board of directors of the Company (the Board Meeting) held on 25 - 26 July 2016;

(i)	consent of the Jersey Financial Services Commission dated 20 July 2016 under the Control of Borrowing (Jersey) Order, 1958, as amended (the Order) to the Guarantees that comprise securities for the purposes of the Order (the COBO Consent); and

(j)	consent of the Registrar of Companies under the Companies (General Provisions) (Jersey) Order, 2002 to the circulation of the Registration Statement by the Company dated 1 September 2016 (the Registrar's Consent and together with the COBO Consent, the Consents).

1.2	We have relied on a certificate of the secretary of the Company dated 23 September 2016 (the Opinion Certificate) a copy of which is attached to this opinion. We have not verified, and express no opinion on, the accuracy of the matters certified in the Opinion Certificate.

1.3	We have conducted the following searches (together the Searches):

(a)	a search conducted on 23 September 2016 of the public record of the Company (the Company Search) maintained by the Jersey Registrar of Companies (the Registrar);

(b)	an enquiry made on 23 September 2016 at the office of the Viscount (the executive officer of the Jersey courts) in relation to the Company (the Bankruptcy Search); and

(c)	a search on 23 September 2016 of the SIR register of security interests maintained by the Registrar by reference to the current name and registered number of the Company (the Security Search).

1.4	In this opinion:

(a)	a reference to a document having been executed refers to it having been signed (or, as the case may be, sealed) by or on behalf of each party to it, dated and unconditionally delivered by or on behalf of each party to it;

(b)	a reference to Jersey regulatory consents is a reference to any approvals, authorisations, consents, licences, permits or registrations of any governmental or other regulatory authority in Jersey; and

(c)	a reference to the Indenture is a reference to the Base Indenture as supplemented by the Supplemental Indenture.

1.5	We have examined only the documents listed in paragraph 1.1 and have undertaken only the Searches for the purposes of issuing this opinion. We have not examined for these purposes any other agreements or other documents (the Other Documents) to be entered into by the Company (including, without limitation, any documents incorporated by reference in or otherwise referred to in the Indenture or the Registration Statement) and we offer no opinion on any such Other Document. We have not examined any term or document incorporated by reference in or otherwise referred to, whether in whole or part, in the Indenture and we offer no opinion on any such term or document.

2.	Assumptions

We have assumed that:

2.1	each document examined by us (and any signature, initial, stamp or seal on it) is genuine and, where it is a copy, it conforms to the original document;

2.2	all matters certified in the Opinion Certificate were, and remain, at the date of this opinion, true and accurate;

2.3	(a) the certificates of incorporation and the memorandum and articles of association of the Company are true and complete, (b) the memorandum and articles of association of the Company have attached to them all resolutions or agreements or acts of court to which the provisions of articles 100 or 125 of the Companies (Jersey) Law 1991 apply and (c) the memorandum and articles of association of the Company are in full force and effect and have not been amended or superseded and the Company is not party to any shareholders agreement supplementing the articles of association;

2.4	the resolutions passed by the directors of the Company at the Board Meeting and recorded in the Extract were duly passed, are in full force and effect and have not been amended, revoked or superseded and any meeting at which such resolutions were passed was duly convened and quorate throughout;

2.5	the Company has not breached the limitations on borrowing contained in Article 107(B) of its articles of association and the Company's entry into, and the performance of its obligations under, the Base Indenture or the Supplemental Indenture will not cause the Company to breach any such limitation;

2.6	all terms and conditions of the Consents have been and will be observed and performed by the Company at all times;

2.7	the words and phrases used in the Registration Statement, the Base Indenture and the Supplemental Indenture have the same meaning and effect as they would if the Registration Statement, the Base Indenture and the Supplemental Indenture were governed by Jersey law;

2.8	where an incomplete or uncompleted document or signature pages only have been supplied to us, the original document has been duly completed and is in substantially the same form as the last draft of that document examined by us;

2.9	each director of the Company has disclosed to the Company any interests that fall to be disclosed under the Company's articles of association or that, directly or indirectly, conflict or may conflict to a material extent with the interests of the Company and any of its subsidiaries with regard to the transactions and other matters recorded in the Extract and such disclosures are or will be recorded in the full minutes of the Board Meeting, or in previous board minutes of the Company;

2.10	there are no agreements or arrangements in existence which restrict the powers and authority of the directors of the Company in any way and no resolution has been passed by the directors, any committee of directors or the shareholders of the Company to limit the powers of the directors to authorise:

(a)	the carrying on of business by the Company in any manner; or

(b)	the affixing of the Company seal (if any) to any document;

2.11	each document examined by us and executed by the Company has been executed by the person(s) authorised by the Company pursuant to the authorities set out in the Extract to execute it and, in the case of the Base Indenture and the Supplemental Indenture, each has been delivered unconditionally by or on behalf of the Company;

2.12	each party to the Base Indenture and the Supplemental Indenture (other than the Company as a matter of Jersey law) has:

(a)	the capacity and power;

(b)	taken all the necessary action; and

(c)	obtained all the necessary agreements, approvals, authorisations, consents, licences, registrations or qualifications (whether as a matter of any law or regulation applicable to it or as a matter of any contract binding upon it), to execute and perform its obligations under the Base Indenture and the Supplemental Indenture and that the Base Indenture and the Supplemental Indenture have been duly executed by each such party;

2.13	the Base Indenture and the Supplemental Indenture are legal, valid, binding and enforceable in accordance with their terms as a matter of all applicable laws other than Jersey law;

2.14	that the opinion expressed below will not be affected by the laws (including public policy) of any jurisdiction outside Jersey and in particular but without limiting the generality of the foregoing:

(a)	that there are no provisions of the laws of any jurisdiction outside Jersey which would be contravened by the execution, delivery or performance of the Base Indenture or the Supplemental Indenture; and

(b)	that there has been, and there will be, due compliance with all matters of every applicable law (other than Jersey law);

2.15	in causing the Company to enter into the Base Indenture and the Supplemental Indenture, each of the directors of the Company were acting in good faith with a view to the best interests of the Company and were exercising the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances;

2.16	the Company is able to pay its debts as they fall due and will not become unable to do so by virtue of the execution of the Base Indenture or the Supplemental Indenture or the performance of the transactions contemplated thereby and no steps have been taken or resolutions passed to wind up the Company;

2.17	the Company, in entering into the Base Indenture and the Supplemental Indenture, is acting as principal on its own behalf and not as an agent or trustee or in any other capacity;

2.18	each Global Security has been:

(a)	fully and properly completed to reflect the terms and conditions of the Securities; and

(b)	duly executed by the Issuer and duly dated, authenticated, issued and delivered in accordance with the Base Indenture,

and all necessary entries have been made in the Security Register (as defined in the Base Indenture) in respect of the issue of that Global Security;

2.19	the Company is not, and is not owned or controlled directly or indirectly by, a state or sovereign entity;

2.20	the Company's trading activities are carried on outside Jersey and it does not occupy any floor space, or have any employees, in Jersey;

2.21	the choice of the governing law of the Base Indenture and the Supplemental Indenture will be made in good faith;

2.22	(a) the Company has no employees or secondees in Jersey and no director or secretary of the Company that is ordinarily resident in Jersey is an employee of the Company; (b) all or a majority of the directors and secretary of the Company are not ordinarily resident in Jersey; and (c) the Company is administered or managed by a person or body of persons registered to conduct trust company business under the Financial Services (Jersey) Law 1998;

2.23	no offer for the subscription, sale or exchange of the Securities has been or will be circulated in Jersey;

2.24	there are no:

(a)	arrangements, agreements or deeds to which the Company is party (other than its memorandum and articles of association); or

(b)	resolutions passed by the Company,

the terms of which could affect, conflict with, or be breached by, the terms of the Base Indenture or the Supplemental Indenture;

2.25	all documents required to be filed in relation to the Company with the Registrar have been filed and the information disclosed by the Company Search was at the time of the Company Search (and remains) accurate and complete and there was nothing filed that did not appear on the records of the Company when searched;

2.26	the information disclosed by the Bankruptcy Search and the Security Search, as the case may be, was at the time of the search (and remains) accurate and complete; and

2.27	that no event occurs after the date of this opinion that would affect this opinion.

3.	Opinion

Subject to the assumptions, observations, qualifications and limitations set out in this opinion, and to matters not disclosed to us, we are of the following opinion:

3.1	Status: the Company is duly incorporated under the Companies (Jersey) Law 1991 and is validly existing under Jersey law.

3.2	Power and capacity: the Company has the corporate power and capacity to enter into and perform its obligations under the Indenture and has taken the necessary corporate action to authorise the due execution and performance of its obligations under the Indenture.

3.3	Consents: except for the Consents, no Jersey regulatory consents are required for the lawful execution of, or performance of the obligations under, the Indenture by the Company.

3.4	Non-conflict: the execution by the Company of, and the performance of its obligations under, the Indenture does not result in any breach of its memorandum and articles of association or any law or regulation of general application in Jersey.

3.5	Legal validity: the Indenture has been executed and delivered by the Company and the obligations assumed by the Company in the Indenture constitute legal, valid, binding and enforceable obligations of the Company.

3.6	Registration requirements: it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Indenture that it be filed, recorded or registered at any governmental, administrative or other authority or court in Jersey.

3.7	Stamp duty: except for the payment of court fees in the event of litigation before the Jersey courts, there is no registration fee, stamp duty or other documentary charge required to be paid in Jersey in relation to the Indenture.

3.8	Withholding tax: the Company will not be required to make any deduction or withholding for, or on account of, Jersey income tax from any payment it may make under the Indenture.

3.9	Income tax: provided that the payee is not resident in Jersey for the purposes of the Income Tax (Jersey) Law 1961, it will not be subject to Jersey income tax on interest payments made to it under the Indenture.

3.10	Choice of law: the law selected in the Indenture to govern it would be upheld as a valid choice of law by the Jersey courts (upon proof of the relevant provisions of that law).

3.11	Foreign judgments: a judgment of a New York court is not directly enforceable in Jersey. The Jersey courts, however, have inherent jurisdiction to recognise and enforce, without reconsidering the merits, an in personam judgment for a liquidated sum of money (not being in respect of taxes or similar charges, a fine or a penalty) that is final and conclusive given against the Company on the merits by a court in the State of New York (having jurisdiction according to Jersey rules of private international law), provided that (a) such judgment is not for exemplary, multiple or punitive damages and is obtained without fraud, in accordance with the principles of natural justice and is not contrary to public policy and (b) the enforcement proceedings in the Jersey courts are duly served.

3.12	Submission to jurisdiction: the submission by the Company to the jurisdiction of the New York courts in the Indenture will be effective.

3.13	Residence (Company): the Company will not be deemed to be resident, domiciled, carrying on business or subject to income tax in Jersey by reason only of its entry into the Indenture.

3.14	Taxation: the statements set forth in the Preliminary Prospectus Supplement and the Final Prospectus Supplement under the heading "Jersey Tax Considerations", insofar as such statements purport to summarise certain tax laws of Jersey, constitute a fair summary of the principal Jersey tax consequences of an investment in the Securities.

3.15	Company Search: the Company Search disclosed no evidence of any shareholder resolution for the winding up or dissolution of the Company or the appointment of any liquidator, receiver or other similar official in respect of the Company or any of its assets.

3.16	Bankruptcy Search: the Bankruptcy Search disclosed no evidence that a declaration has been made that the property of the Company is en désastre.

3.17	Security Search: the Security Search disclosed no financing statements registered against the Company.

4.	Qualifications and observations

Our opinion is subject to the following qualifications and observations:

4.1	This opinion is subject to all laws relating to bankruptcy, dissolution, insolvency, re-organisation, liquidation, moratorium or other laws of general application affecting the rights of creditors generally.

4.2	The term enforceable, when used in our opinion at paragraph 3.5 (Legal validity) above, means that the obligations are of a type which the Jersey courts will enforce. It does not mean that those obligations will necessarily be enforced in all circumstances or in accordance with their terms. In particular, but without limitation:

(a)	enforcement may be prevented by statutory provisions relating to the setting aside of transactions at an undervalue, preferences and extortionate credit transactions and the disclaiming of onerous property;

(b)	enforcement may be limited by general principles of equity, for example equitable remedies such as specific performance and injunction are discretionary and may not be available where damages are considered to be an adequate remedy;

(c)	enforcement of obligations may be invalidated by reason of fraud, duress, misrepresentation, mistake or undue influence;

(d)	contractual obligations that are regarded as penalties may not be enforceable or may be liable to be reduced if found to exceed the maximum damages which the claimant could have suffered as a result of a breach of contract;

(e)	the Jersey courts will not enforce all or any obligations if they are illegal or contrary to public policy in Jersey or, where obligations are to be performed in a jurisdiction other than Jersey, if such performance would be illegal under the laws of that jurisdiction;

(f)	the Jersey courts may not enforce the terms of an agreement:

(i)	to the extent that the transactions contemplated by such terms conflict with or breach economic or other sanctions imposed by any treaty, law, order or regulation applicable to Jersey;

(ii)	for the payment or reimbursement of, or indemnity against, the costs of enforcement (actual or contemplated) or of litigation brought before the Jersey courts or where the Jersey courts have themselves made an order for costs;

(iii)	that provide for matters to be determined by future agreement;

(iv)	that would involve the enforcement of any foreign revenue, penal or other public laws;

(v)	that are in breach of any applicable exchange control regulations;

(vi)	that purport to exclude the jurisdiction of the Jersey courts;

(vii)	that provide that if terms are found to be illegal, invalid or unenforceable, the other terms of the agreement will remain enforceable; or

(viii)	to the extent that they have been frustrated by events happening after the execution of the agreement;

(g)	the Jersey courts may refuse to allow unjust enrichment or to give effect to any provisions of an agreement that they consider usurious;

(h)	provisions in an agreement (including in articles of association) that purport to fetter any statutory power in relation to a Jersey company may not be enforceable;

(i)	claims may become time barred or may be (or become) subject to rights and defences of counter-claim, estoppel, laches, set-off, waiver and similar defences;

(j)	the effectiveness of terms that release or exculpate any party from, or limit or exclude, a liability or duty otherwise owed or indemnify a person in respect of a loss caused by the act or omission of that person, may be limited by law;

(k)	where any party to an agreement is party to it in more than one capacity that party may not be able to enforce obligations purportedly owed by it to itself; and

(l)	a trust is invalid to the extent that it purports to apply directly to Jersey situate immovable property.

4.3	Security purported to be created by or pursuant to the Base Indenture or the Supplemental Indenture over any property situate in Jersey may not be enforceable in Jersey.

4.4	Where a director fails, in accordance with the Companies (Jersey) Law 1991, to disclose an interest in a transaction entered into by a Jersey company or its subsidiary which conflicts or may conflict to a material extent with the interests of the company, the transaction is voidable.

4.5	The enforceability of a person's obligations may be limited to the extent that such person successfully pleads either:

(a)	the droit de discussion (whereby a guarantor may require the beneficiary of the guarantee to exhaust the assets of the principal debtor before making a claim against the guarantor); or

(b)	the droit de division (whereby a co-obligor may require the person owed a joint obligation to make simultaneous claims in appropriate proportions upon all the co-obligors, thereby limiting its own liability), unless the person has expressly waived such rights.

4.6	Despite any term of an agreement to the contrary, the Jersey courts may hold that:

(a)	any certificate, calculation, determination or designation of any party to the agreement is not conclusive, final and/or binding;

(b)	any person exercising any discretion, judgment or opinion under the agreement must act in a reasonable manner; and

(c)	any power conferred by the agreement on one party to require another party to execute such documents or do such things as the first party requires must be exercised reasonably.

4.7	Pursuant to the Powers of Attorney (Jersey) Law 1995:

(a)	subject to paragraph (b) below, a power of attorney is revoked by the bankruptcy or dissolution of a donor that is a body corporate;

(b)	where a power of attorney is expressed to be irrevocable (for any period) and is given:

(i)	for the purpose of facilitating the exercise of powers of a secured party under the Security Interests (Jersey) Law 2012 (the Security Law) or of powers given pursuant to a security agreement (as defined in the Security Law); or

(ii)	pursuant to, or in connection with, or for the purpose of, or ancillary to, security governed by a law other than Jersey law,

it is not revoked by the bankruptcy or dissolution of the donor; and

(c)	subject to paragraphs (a) and (b) above, a power of attorney may not be expressed to be irrevocable for any period exceeding one year from the date on which it is granted or the date on which it comes into effect, whichever is the later.

For the purposes of this paragraph, power of attorney may include the appointment of an agent or other grant of authority.

4.8	Where the sum payable under the judgment of a superior court (as defined in the Reciprocal Enforcement Legislation) in England and Wales, Scotland, Northern Ireland, the Isle of Man or Guernsey (a Reciprocal Enforcement Court) is expressed in a currency other than the currency of Jersey (one Jersey pound is equivalent to one pound sterling), the judgment will be registered by the Jersey courts under the Judgments (Reciprocal Enforcement) (Jersey) Law 1960 and all regulations, rules or orders made under it (the Reciprocal Enforcement Legislation) as if it were a judgment for such sum in the currency of Jersey as, on the basis of the rate of exchange prevailing at the date of judgment of the Reciprocal Enforcement Court, is equivalent to the sum so payable.

4.9	The Jersey courts will not apply a foreign law expressly selected to govern an agreement (the proper law) if:

(a)	it is not pleaded and proved;

(b)	the selection of that law was not bona fide and legal; or

(c)	to do so would be contrary to public policy.

Furthermore:

(a)	the Jersey courts may apply a law other than the proper law (such as the law of the place an agreement was made) to determine the formal validity of an agreement;

(b)	matters of procedure upon enforcement of an agreement and assessment or quantification of damages will be determined by the Jersey courts in accordance with Jersey law;

(c)	the proprietary effects of an agreement may be determined by the Jersey courts in accordance with the domestic law of the place where the relevant property is situate;

(d)	the mode of performance of an agreement may be determined by the Jersey courts in accordance with the law of the place of performance; and

(e)	the Jersey courts may not apply a foreign law expressly selected in an agreement to govern non-contractual obligations arising out of, or in connection with, the agreement.

4.10	The Jersey courts may stay or set aside proceedings where:

(a)	there is a more appropriate forum than Jersey where the action should be heard;

(b)	earlier or concurrent proceedings have been commenced elsewhere; or

(c)	there has already been a final determination of the matter by a court of competent jurisdiction.

4.11	Under the State Immunity Act 1978 of the United Kingdom (the Immunity Act) as extended to Jersey by the State Immunity (Jersey) Order 1985:

(a)	a Jersey company will be immune from the jurisdiction of the Jersey courts:

(i)	if it is a department of the government of a foreign or commonwealth State other than the United Kingdom (a State); or

(ii)	where:

(A)	the proceedings relate to anything done by it in the exercise of sovereign authority of a State; and

(B)	the circumstances are such that the State would have been immune from jurisdiction under the Immunity Act; and

(b)	even where a Jersey company, which is immune from the jurisdiction of the Jersey courts in the circumstances mentioned in paragraph (a) above, submits to the jurisdiction of any court whether in Jersey or elsewhere:

(i)	it may be immune from relief by way of injunction or order for specific performance or the recovery of property; and

(ii)	its property may be immune from any process for the enforcement of a judgment or arrest, detention or sale.

4.12	If a final and conclusive judgment under which a sum of money is payable were obtained against the Company in a superior court of England and Wales, Scotland, Northern Ireland, the Isle of Man or Guernsey in circumstances where the judgment could not be enforced in such a court on the grounds of sovereign immunity, that judgment could not be registered and enforced as a judgment of the Jersey courts under the Reciprocal Enforcement Legislation.

4.13	Despite any contractual rights of set-off in an agreement, if a party is subject to a creditors' winding-up or its property is declared en désastre and there have been mutual credits, debts or other dealings between that party and another, an account shall be taken, as at the date of commencement of the creditors' winding-up or the declaration en désastre, of what is due from one to the other in respect of such mutual credits, debts or other dealings, and the sum due from one shall be set-off against any sum due from the other, and the balance, and no more, shall be claimed or paid by either party.

4.14	The Company Search is not conclusively capable of revealing whether or not a shareholder resolution has been passed (or an order made) for:

(a)	the winding up or dissolution of the Company; or

(b)	the appointment of a liquidator in respect of the Company or any of its assets,

as notice of these matters is not required to be filed immediately or may not be filed within the time periods prescribed by law or, when filed, may not be entered on the public record of the Company immediately.

4.15	The Bankruptcy Search relates only to the making of a declaration that the property of the Company is en désastre. There is no formal procedure for determining whether the Company has otherwise become bankrupt (as defined in the Interpretation (Jersey) Law 1954).

4.16	The Security Search was made only against the current name and registered number of the Company. In this regard, the Security Search will not disclose if the Company has merged with another entity and become bound by a security interest granted by, and registered against the name of, the other entity.

4.17	There is no publicly available record of security interests in the tangible movable assets of Jersey companies (other than Jersey-registered ships, aircraft and aircraft engines).

4.18	The information registered on the SIR may not be comprehensive. The Security Search does not provide any assurance against future filings or undisclosed security interests.

4.19	Save as regards Austria, the Taxation (Agreements with European Union Member States)(Jersey) Regulations 2005 (the "Regulations") were suspended on 18 January 2016 pursuant to the Taxation (Agreements with European Union Member States)(Suspension of Regulations)(Jersey) Order 2016. The Regulations continue in effect until 31 December 2016 as regards Austria.

4.20	A paying agent established in Jersey that makes interest payments (as defined in the Regulations) to an individual beneficial owner resident in Austria prior to 1 January 2017 is obliged to communicate details of such payments to the Comptroller of Taxes in Jersey who, pursuant to the Regulations, must provide such information to the tax authorities in Austria.

5.	Limitations

5.1	We offer no opinion:

(a)	on the commercial terms of the Base Indenture or the Supplemental Indenture or whether those terms reflect the intentions of the parties;

(b)	on any representation or warranty made or given in the Base Indenture or the Supplemental Indenture;

(c)	as to whether the parties will be able to perform their obligations under the Base Indenture or the Supplemental Indenture; and

(d)	as to the title or interest of the Company to or in, or the existence of, any property or collateral the subject of the Base Indenture or the Supplemental Indenture.

5.2	We have not advised the Company or its directors in respect of any of the transactions envisaged or to be effected by the Base Indenture or the Supplemental Indenture.

5.3	We have not undertaken a search of the SIR register of assignments of receivables.

5.4	Without prejudice to our opinion at paragraphs 3.3 (Consents) above, we have conducted only those enquiries necessary for the purpose of giving our opinion at paragraph 3.3 (Consents) and give no opinion as to whether the Company may require Jersey regulatory consents for any other business it may undertake.

6.	Jersey law

This opinion shall be governed by, and construed in accordance with, Jersey law in force as at the date of this opinion. This opinion is limited to the matters expressly stated in it. We have made no investigation and express no opinion with respect to the laws of any other jurisdiction. We assume no obligation to update any addressee in relation to changes of fact or law which may have a bearing on the continuing accuracy of this opinion.

7.	Consent

7.1	We consent to the disclosure of this opinion as an exhibit to the Registration Statement and its filing with the Commission.

7.2	We consent to reference to us being made in the section of the Base Prospectus headed "Validity of Securities" and the section of any Prospectus Supplement headed "Legal Matters". In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the Commission under the Securities Act.

Yours faithfully

/s/ Mourant Ozannes

Mourant Ozannes